     EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	WaLisa M. Davenport eXegenics Inc. (214) 358-2000

William Fiske (Information Agent) Georgeson Shareholder Communications Inc. Banks and Brokers: (212) 440-9800 All Others Call Toll-Free: (800) 964-0733

eXegenics ENGAGES BDO SEIDMAN AS NEW AUDITOR

DALLAS, November 12, 2003 — eXegenics Inc. (Nasdaq: EXEG) today announced that the Audit Committee of its Board of Directors has selected BDO Seidman, LLP as eXegenics’ new independent auditor. The Audit Committee made the appointment following a month-long search and evaluation process, which in turn was followed by an extensive client-acceptance due diligence procedure conducted by BDO Seidman.

BDO Seidman, LLP (“Seidman”) is a national professional services firm providing assurance, tax, financial advisory and consulting services to private and publicly traded businesses. Leading the assurance and engagement team for audits of eXegenics will be BDO Seidman partner Jay Duke. More information regarding BDO Seidman, LLP can be found at www.bdo.com.

“We are impressed with BDO Seidman’s extensive SEC and industry experience in providing audit services to corporations such as ours, especially the talented team that the firm has identified to handle the eXegenics’ account,” said Dr. Walter Lovenberg, Chairman of the Audit Committee of eXegenics Inc.

Safe Harbor

This release contains forward-looking statements. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.